EXHIBIT 10.21

OFFICE SUITE LICENCE AND SERVICES AGREEMENT

This office suite licence and services agreement (the "Agreement") is made as of, and is between iQ University LP. ("iQ") and the client specified below (the "Client") for services provided at 250 University Avenue, Toronto.

Account Name	ehave	Prepared By	Sarah Lieberman
Bill To	100 College Street, Suite 302 Toronto, Ontario M5G1L5 Canada	Company Address	140 Yonge Street, Suite 200 Toronto, Ontario M5C 1S6 Canada
Phone	(416) 435-9112	E-mail	slieberman@iqoffice.ca
Email	scott@ehave.net

iQ has agreed to provide certain services as outlined herein to the Client and has agreed to grant the Client a licence to occupy the office suite(s) as described below on the terms and conditions contained herein.

The parties therefore agree as follows and to the full performance of the Terms and Conditions attached hereto at Schedule "A":

Basic Terms

Description	Monthly Fee + HST

229	$3,000

Voip Phone	$99

Business Service Package(s) - $149 Each	$447.00

Promotional Discount	$447

Term (Months)	6

Commencement Date (D/M/Y)	01/11/2015

Security Deposit	$3,000

Includes 1 hour of meeting space a month for duration of term

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Until this agreement is signed,returned and confirmed by iQ. this agreement shall be subject to availability. By signing this Agreement you confirm that you have read and understand the attached Terms and Conditions. NOTE: this Agreement does not automatically terminate. See Section 2 of Schedule "A".

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

For iQ University LP		For the CLIENT

By:		By:	/s/ Scott Woodrow
Name:	Kane Willmott	Name:	Scott Woodrow
Title:	Authorized Signing Officer	Title:	Authorized Signing Officer
	We have authority to bind the corporation		I have authority to bind the corporation

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Schedule "A" -TERMS AND CONDITIONS

1.

GRANT AND LICENCE- Effective as of the Commencement Date, iQ hereby grants to the Client the right to use and occupy the serviced and furnished Office Suite(s) (the "Licensed Office Space") for the purpose of office accommodation. The Licensed Office Space is situated within certain premises located at 250 University Avenue, Toronto, Ontario (the "Building") where iQ and its other clients also conduct, or intend to conduct, office businesses. The Client accepts the Licensed Office Space in an "as is" condition. The Client shall use the Licensed Office Space solely for general office purposes in accordance with all applicable laws, and for no other purpose. The rights granted to the Client hereunder shall be deemed a licence only, and are not under any circumstances intended to constitute a franchise, partnership, employment agreement, joint venture, lease, sublease, licence coupled with an interest or any arrangement other than the grant of a licence, and nothing contained in this Agreement shall give the Client any estate whatsoever in the Licensed Office Space or in the Building, whether as tenant or otherwise.

2.

TERM - The term of this Agreement (the "Term") shall be for the period set forth in the Basic Terms on the cover page, unless terminated sooner in accordance with the terms hereof. Following the period set forth in the Basic Terms, this Agreement shall automatically renew on a Month-to-Month basis, during which either party may terminate this Agreement with not less than two (2) months prior written notice from the first of the month. A 10% Month-to-Month fee shall be added to all monthly reoccurring charges until the contract is terminated in accordance with this agreement.

3.

FEES- Commencing on the Commencement Date and throughout the Term, the Client shall pay to iQ, together with all applicable harmonized sales tax, goods and services tax and any other value added taxes thereon:

a) the Monthly Fees identified in the Basic Terms set forth on the cover page, monthly in advance; and

b) all other amounts due to iQ pursuant to any other provision of this Agreement.

The Client acknowledges and agrees that iQ has the right to change the Monthly Fees for any iQ Virtual Services upon 30 days' prior written notice to Cl ient. Fees for additional services not included in the Monthly Fees shall be invoiced in arrears and payable on the fifteenth (15th) day of the month following the calendar month in which the additional service was provided. The Client shall submit a Security Deposit and shall pay the one-time Setup Fee as set forth on the cover page, within 24 hours of execution of this Agreement by iQ. The Security Deposit shall be held as security for all of the Client's obligations under this Agreement and may be applied against any default by the Client. The Security Deposit, or any balance remaining after deducting any outstanding fees and other charges, will be returned within thirty (30) days after the end of the Term and upon the Client's fulfillment of all obligations hereunder. Any late payments will be charged an administrative fee equal to a minimum of one hour of administrative services to recover the cost of collection efforts. For clarity, the Security Deposit will not be applied toward any outstanding invoices and late payments may result in suspension of services, additional administrative services costs and setup fees to restore services.

4.

FIXTURES AND SIGNS- The Client shall not, without first obtaining the written consent of iQ, use or install any fixtures, equipment, cabling, wiring or signs in the Licensed Office Space or in the Building except those furnished or approved by iQ. Any fixtures, equipment, cabling, wiring or signs which may be furnished by iQ shall remain the property of iQ and shall be kept in good order and condition by the Client.

5.

PROPERTY LOSS OR DAMAGE- The Client shall, at all times, except as otherwise provided in this Agreement, have sole possession and control of its equipment, supplies and other property in the Licensed Office Space. The Client acknowledges and agrees that its equipment, supplies and other property may be subject to damage or loss by reason of natural or other hazards, including, but not limited to, theft, fire, water leakage, heat or power failure, accidents, defects in plumbing, explosion, and the bursting of pipes. The Client further acknowledges and agrees that it shall be solely responsible for its own equipment, supplies and other property and shall assume the entire risk of damage to or loss of the same resulting from any hazard or from any cause whatsoever, and hereby releases iQ, its agents, employees and insurers from any and all liability for any damage or loss (including consequential damages) to any of its merchandise, equipment, supplies and other property in the Licensed Office Space or located elsewhere in the Building regardless of the cause of or the reason for such damages or losses, even if such cause or reason is the negligence of iQ.

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6.

SERVICES AND LIMITATION OF LIABILITY- iQ agrees to provide, and the Client agrees to pay for, those iQ Services as identified in the Basic Terms and set forth in this Agreement and as described on iQ's website, as may be modified from time to time. Upon request and to the extent not otherwise provided to the Client, as stipulated in the Basic Terms set forth on the cover page, iQ shall provide the following additional services, at an extra charge in accordance with iQ's published rates in effect from time to time: (a) printing or photocopying; (b) facsimile transmissions; (c) meeting and conference rooms; (d) mail handling; (e) internet access; (f) courier services; (g) telephone services; (h) secretarial/administrative services; (i) voicemail; and (j) any other additional service offered by iQ from time to time. If the services include mail handling and mail storage, the Client acknowledges that iQ does not accept mail packages over one pound or mail packages that are unable to fit in iQ's file folder.

iQ agrees to provide the following office services during the normal operating hours of the Building, at no additional cost to the Client: (a) access to the Licensed Office Space; (b) reception of the Client's visitors by iQ's receptionist; (c) heating, air- conditioning, lighting and electrical power as provided generally to the Building; (d) cleaning and security services to the same extent that such are supplied generally to the Building; (e) servicing, maintenance and repair of iQ's office equipment; and (f) use of any kitchen and sanitary facilities within or serving the Building.

In no event shall iQ, including its affiliates, and their respective directors, shareholders, officers, employees and agents, be liable for any damages or losses whatsoever, including any direct, incidental, consequential, special or exemplary damages, and any damages for loss of profits, business opportunity, savings, goodwill or other intangible losses, regardless of whether iQ had been advised of or could have foreseen the possibility of such damages and even if caused by the negligence of iQ or those for whom it is at law responsible, arising out of or in connection with (a) the use, inability to use, interruption or failure to perform any of the foregoing services, including any iQ Virtual Services and, including without limitation, loss of, or failure to deliver, mail or electronic communications; or (b) any other matter relating to this Agreement, the Licensed Office Space or any of the services.

7.

INDEMNITY AND INSURANCE- The Client shall indemnify, hold harmless and defend each of iQ, its affiliates, and their respective directors, shareholders, officers, employees and agents from any and all losses, claims, actions, demands, including without limitation reasonable legal and accounting fees, resulting from or related to: (a) the Client's breach of this Agreement; (b) the Client's access to, reliance on or use of the Licensed Office Space or the services provided by iQ, including the iQ Virtual Services; (c) injuries to persons (including injury resulting in death); (d) damage to or loss of property arising, directly or indirectly, out of or in connection with, directly or indirectly, the use of the Licensed Office Space or the Building by the Client; (e) any act of the Client or its officers, employees, franchisees or agents; or (f) any other claims, losses, damages or expenses arising out of, or in connection with, any alleged infringement of any patent, copyright, trade mark or trade name, industrial design, any unfair competition or any violation of any law or regulation, or any allegation of such. The Client shall obtain and maintain, at its expense, and at all times during the Term, property and liability insurance (minimum $2 million liability coverage) on all of its equipment, supplies and other property in the Licensed Office Space for full replacement value. Said policy of property and liability insurance shall contain a waiver of the insurer's right of subrogation against iQ, its agents and employees. The Client understands that it is not mandatory for them to obtain insurance but it is recommended by iQ as the Client is not covered under iQ's insurance policy.

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8.

TERMINATION- The parties agree that upon the occurrence of any of the following events, iQ shall have the right to terminate or suspend this Agreement in part or its entirety and revoke the services and licence of the Licensed Office Space by giving five (5) days' written notice to the Client:

a) the Client's failure to pay any amount when due hereunder;

b) the Client's default in performing and observing any of the terms, covenants, warranties or conditions of this Agreement (except as otherwise expressly listed in this Section) and the Client's subsequent failure to cure any such default within five (5) days after the receipt of notice thereof;

c) a petition in bankruptcy or insolvency or for a reorganization or for the appointment of a receiver or trustee of the Client's property is filed by or against the Client; or

d) an assignment or petition or arrangement for the benefit of creditors is made or is entered into by the Client; or

e) Unnecessary abuse or hostile treatment of staff or other individuals while on site; or

f) Disruption of the quiet enjoyment or access to shared services of other individuals onsite.

iQ may withhold any services (including, without limitation, any iQ Virtual Services and/or denying access to the Licensed Office Space), at any time should the Client be in default of any payment hereunder or in default of any other provision of this Agreement. iQ reserves the right to market and enter into a contract with another client for the Licensed Office Space should this agreement be suspended or terminated without any offset to the Clients obligation herein. If iQ terminates this Agreement by reason of any of the foregoing events, in addition to other remedies available, it may recover from the Client: (a) all Monthly Fees and other charges required to be paid pursuant to this Agreement, plus an amount equal to the Monthly Fees for any charges that would become due and payable for the 60 day period following the last day of the month of default, and (b) all costs associated with collection of outstanding accounts to include but not be limited to collection services, legal costs and administrative charges of onsite staff.

Following the Initial Term, either party may terminate this Agreement by any reason whatsoever by providing the other party two (2) months prior written notice (the "TerminaUonPeriod").The Termination Period shall begin on the first day of the preceding month after notice is provided. If any Monthly Fees become due and owing during the Termination Period, the Monthly Fees shall remain payable by the Client and the Client hereby authorizes iQ to charge the Monthly Fee to the Client.

Upon the occurrence of any damage to or destruction of the Licensed Office Space by fire or other casualty, iQ shall have the right to terminate this Agreement in its entirety and revoke the licence of the Licensed Office Space without notice.

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9.

REMOVAL AT END OF TERM - Prior to the end of the Term, the Client shall remove all of its equipment, supplies and other property from the Licensed Office Space and leave the Licensed Office Space in good order and condition. In the event of any default by the Client in the performance of its obligation to leave the Licensed Office Space in good order and condition, the Client hereby agrees that iQ may repair or remedy any damage or deficiency in the Licensed Office Space at the cost and expense of the Client, and the Client agrees to pay to iQ, upon demand, the cost and expenses so incurred by iQ. In the event of any default by the Client in removing all of its equipment, supplies and other property, iQ may dispose of or cause the same to be removed to a place of storage selected by iQ without any liability to iQ with respect to such items, and the Client shall, upon demand, reimburse iQ for any and all costs incurred by iQ by reason of such disposal , removal and/or storage.

10.

HEAD LEASE- The Client acknowledges that iQ is not the owner of the Building but is a tenant of the Owner. The Client shall not do anything that may interfere, disturb or cause a nuisance to other users of the Building. The Client shall comply with all of the rules and regulations enacted by the landlord of the Building and which are in effect from time to time in respect to the Building as if the Client were the Tenant named in such rules and regulations. Building Rules and Regulations can be found at http://iqoffice.ca/140-yonge-rules-and-regulations (Password: 140) and http://iqoffice.ca/250-university-rul es-and-regulations (Password: 250). The Client acknowledges that this Agreement is subordinate to iQ's lease(s) and that in the event of termination of iQ's lease for any reason whatsoever this Agreement shall, at the option of the Landlord, be terminated as well. Upon request from iQ, the Client shall deliver an acknowledgement to iQ's landlord to such effect.

11.

GENERAL- iQ may, from time to time, relocate the Licence Office Suite within the Building or allocate different office suites to the Client from time to time provided that the Client shall incur no relocation cost or expense. This Agreement including any Schedules hereto comprise the entire agreement between the parties relating to the subject matter hereof. No amendment shall be valid unless in writing and signed by each party. If any provision herein is held to be invalid or unenforceable in any way, all other provisions herein will be unaffected and separately valid and enforceable. No omission or delay by either party in exercising any right, power or privil ege hereunder shall operate as a waiver thereof and no receipt of money by iQ shall be deemed to constitute a waiver of any default of Client or to extend or reinstate the Term hereof. If two or more individuals or corporations sign as Client, each will be jointly and severally liable to iQ.

This Agreement shall enure to the benefit of and be binding upon each of the parties hereto and their respective successors and permitted assigns and shall become effective upon execution by both iQ and the Client and upon payment by Client of the Security Deposit. The Client shall not assign this Agreement or any portion thereof without the written consent of iQ. This Agreement shall be construed in accordance with and governed by the laws, and subject to the jurisdiction of the courts, of the Province of Ontario. The division of this Agreement into articles and sections is for convenience of reference only and shall not affect the interpretation or construction of this Agreement. Any notice given or received under this Agreement must be in writing and may be delivered personally, by facsimile, email or registered mail at the address stated herein. Notices shall be deemed to have been received on the fifth business day following mailing or, if deli vered personally or by email or fax, on the day of delivery if a business day or, if not, on the following business day. All provisions of this Agreement which, by their nature, are intended to survive termination shall continue in force notwithstanding termination hereof.

® iQ Office Suites Inc. 2013, all rights reserved

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ADDITIONI AL SERVI CES

Virtual Office Plans (see www.iqoffice.ca for details)	Monthly	Setup Fee
1) iQ Mail Plan	$59.00	$59.00
2) iQ Virtual Phone with Auto Attendant	$99.00	$99.00
3) iQ Virtual Complete (combine 1 & 2 above)	$149.00	$149.00

Business Services Package	$149.00	$149.00
Secure Internet Connection with Virtual Private Network ( 5 mbps per V-Lan)	lncluded
1,000 B&W copies or prints per month	lncluded
Unlimited Scanning and local Faxing	lncluded
Access to the iQ lounge during business hours	lncluded
Shredding	lncluded
Unlimited coffee & tea with cream, milk & sugar; filtered water	lncluded
Fulty configured iQ access card	lncluded

Communication
Hosted Phone System - includes hardware rental and unlimited long distance calling*	$99.00	$99.00
Phone Answering ($1.40 per minute, billed in 6 second increments)	$59.00	$150.00
Incoming Fax Service (Unlimited incoming faxes sent directly to e-mail)	$29.00	$29..00
Outgoing Long Distance Fax	$0.50	per impression
Port Your Phone Number (max 30 days to process)	$100.00	one time fee
Port Your Phone Number (expediud · max 7 business days to process)	$300.00	one time fee
Additional Internet Bandwidth · 5MBPS	$100.00	per month

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Meeting Rooms	Hourly	Half Day	Full day
10 Person Meeting Room	$89.00	10% Discount	20% Discount
8 Person Meeting Room	$69.00	10% Discount	20% Discount
6 Person Meeting Room	$49.00	10% Discount	20% Discount
3 Person Meeting Room	$29.00	10% Discount	20% Discount
10 Person Meeting Room - 10 Hour Pack	$650.00	one time fee
8 Person Meeting Room - 10 Hour Pack	$500.00	one time fee
6 Person Meeting Room - l0 Hour Pack	$350.00	one time fee
3 Person Meeting Room - 10 Hour Pack	$200.00	one time fee

Additional Busi ness Services.
Black & White Prints/Copies (per impression)	$0.10
Colour Prints/Copies (per impression)	$0.50
Courier Services	Cost + 20% admin fee
Postage	Cost + 20% admin fee
Business Supplies	Cost + 20% admin fee
Catering	Cost + 20% admin fee

Miscellaneous
Video Conferencing in the Dineer Room	$119.00 per hour
Lost Building Access Cards	$100.00
Guest Pass - Internet and iQ Lounge access (day rate)	$29.00
Office Paint & Patch Fee (if wall needs repair at end of term)	$200.00
Administrative Services (billed in 15 minute increments)	$60.00 per hour
Remote Access Point	$39.00 per month
Custom Fumiture Configuration	$200.00
Technology Support (Provided by 3rd party)	Cost + 20% admin fee
416 Area Code	$20.00 per month
iQ lounge Rental (during non-business hours & on weekends) -140 Yonge Street	$200.00 per hour**
iQ lounge Rental (during non-busin!!ss hours & on weekends) - 250 Univl!rsity Avenue	$500. 00 per hour**
Extra File Console	$25.00
Data Room Rack Rental - per Rack Unit ( 1.75 inches of rack height)	$50 set up file + $50/month
Third Party Circuit Install (assistance with carrier setup and rental of infrastructure)***	$200 set up fee@ + $100/month

*outgoing calls to continental North America

**3 hour minimu m; $75 cleaning fee applies

***Client responsible for 3rd party carrier charges and contract

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